99 CENTS ONLY STORES(R) REPORTS ITS EXTERNAL AUDITING FIRM, DELOITTE & TOUCHE LLP, HAS RESIGNED AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CITY OF COMMERCE, CA - September 20, 2005 - 99 Cents Only Stores(R) (NYSE:NDN) reports that, following the recent filing by the Company of its 2004 Form 10-K, its independent registered public accounting firm, Deloitte & Touche LLP, has resigned as the Company’s independent registered public accounting firm. This resignation occurred prior to the commencement of any services by Deloitte & Touche LLP for the Company for 2005. As further explained in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission, the Company has been informed by Deloitte & Touche LLP that its decision is not the result of any disagreement between the Company and Deloitte & Touche LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The Audit Committee of the Company’s Board of Directors is currently in the process of seeking the engagement of a new independent registered public accounting firm.

The Company’s Quarterly Reports on Form 10-Q for the first and second quarter of 2005 were delayed pending the filing by the Company of its 2004 Form 10-K.  As the Company’s independent registered public accounting firm is required to complete a review of the Company’s quarterly financial statements prior to the Company filing its Form 10-Qs, the filing of the Form 10-Qs for the first and second quarters of 2005 will be further delayed until the Company’s Audit Committee engages a new independent registered public accounting firm and until that firm completes its review of the Company’s financial statements for the first and second quarters of 2005. Eric Schiffer, CEO of the Company, said “ Our Audit Committee intends to promptly engage a new independent registered public accounting firm. We will provide an estimated filing date for the filing of these Form 10-Qs as soon as possible after engaging a new independent registered public accounting firm. Our Company was profitable in the first and second quarter of 2005, and continues to be essentially debt free with a strong cash position.”

99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 225 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables priced at an excellent value in attractively merchandised stores, where nothing is ever over 99 cents.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," and “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99 Cents Only Stores (the "Company"), its directors or officers. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.